UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION

STATEMENT UNDER SECTION 14(d)(4) OF THE

SECURITIES EXCHANGE ACT OF 1934

Coleman Cable, Inc.

(Name of Subject Company)

Coleman Cable, Inc.

(Names of Persons Filing Statement)

COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

193459302

(CUSIP Number of Class of Securities)

G. Gary Yetman

President and Chief Executive Officer

Coleman Cable, Inc.

1530 Shields Drive

Waukegan, Illinois 60085

(847) 672-2300

With copies to:

Keith A. Pagnani

Krishna Veeraraghavan

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

(212) 558-4000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Coleman Cable, Inc. on December 20, 2013 (including all exhibits attached thereto) is incorporated herein by reference.